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                                                                 EXHIBIT K2

                                    AGREEMENT
                  FOR DIRECT DEPOSIT (AUTOMATED CLEARING HOUSE)
                         DIVIDEND DISBURSEMENT SERVICES


                                     BETWEEN


                    "THE NEW AMERICA HIGH INCOME FUND, INC."


                                       AND


                            STATE STREET BANK & TRUST


         This Agreement sets forth the terms and conditions under which State Street Bank & Trust. (State Street) will provide the following Direct Deposit Automated Clearing House ("ACH") Dividend Disbursement Services to "The New America High Income Fund, Inc." (hereinafter referred to as "New America").

A.       FEES FOR AUTOMATED CLEARING HOUSE DIVIDEND DISBURSEMENT SERVICES:

         For the ACH services as stated in Section C provided by Boston EquiServe under this Agreement, The New America High Income Fund, Inc. will be charged as follows:


               $        2,500.00                 Initial Set-up Fee
               $        1.50                     Per Account for Initial Mailing
                                                 of Material (One Time Only)
               $        150.00                   Monthly Processing Fee


B.       AUTOMATED CLEARING HOUSE (ACH) DIVIDEND DISBURSEMENT SERVICES

         As Dividend Disbursing Agent, State Street agrees to perform the following ACH related services to The New America High Income Fund, Inc. in accordance with the fees set forth in Section B hereinabove.

         - Preparing Sub-Attached Authorization Card and Return Envelope with one (1) additional enclosure to all Company Name shareholders.

         - Reviewing cards for accuracy and identifying cards with incomplete information.

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         - Mailing cure letter to shareholders with incomplete cards.

         - Identifying cards received after the cut off date.

         - Coding accounts for ACH and performing pre-note test.

         - Identifying rejected ACH transmissions and mail dividend checks.

         - Responding to shareholder inquiries concerning the ACH Program.

         - Coding cards received after cut off date.

         - Calculating on a monthly basis the share breakdown for ACH vs. other dividend payments and notifying Company Name of funding amount for ACH transmissions and other payable date funds.

         - Crediting ACH designated bank accounts automatically on dividend payable date.

         - Ongoing maintenance of ACH participant file, including coding new ACH accounts.

         - Processing termination requests.

C.       ITEMS NOT COVERED

         All out-of-pocket expenses such as telephone line charges associated with toll free telephone calls, overprinting of authorization cards, stationery, facsimile charges, cost of disposal of excess material, etc. will be billed as incurred.

         ALL SERVICES NOT SPECIFICALLY COVERED UNDER THIS AGREEMENT WILL BE BILLED IN ACCORDANCE BY STATE STREET.

D.       FUNDING

         Dividend funds to cover ACH payments must be received by State Street one (1) business day prior to the dividend payable date.

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E.       CONTACT ACCEPTANCE

         In witness whereof, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective day of this Agreement.

STATE STREET BANK & TRUST               "THE NEW AMERICA HIGH INCOME FUND, INC."

By:     /s/ Charlie Rossi               By:       /s/ Ellen E. Terry
Title:                                  Title:    Vice President
Date:                                   Date:     2/7/00